AGREEMENT AND PLAN OF MERGER

                                  between

                            BANC ONE CORPORATION

                                    and

                              FIRST USA, INC.



                        DATED AS OF JANUARY 19, 1997


                             TABLE OF CONTENTS



                        AGREEMENT AND PLAN OF MERGER

                                 ARTICLE I

                                 THE MERGER

     1.1     The Merger  . . . . . . . . . . . . . . . . . . . .     1
     1.2     Effective Time  . . . . . . . . . . . . . . . . . .     2
     1.3     Effects of the Merger . . . . . . . . . . . . . . .     2
     1.4     Conversion of FUSA Common Stock; FUSA
               Convertible Preferred Stock . . . . . . . . . . .     2
     1.5     Banc One Common Stock . . . . . . . . . . . . . . .     4
     1.6     Options . . . . . . . . . . . . . . . . . . . . . .     4
     1.7     Articles of Incorporation . . . . . . . . . . . . .     5
     1.8     By-Laws . . . . . . . . . . . . . . . . . . . . . .     5
     1.9     Tax Consequences  . . . . . . . . . . . . . . . . .     5
     1.10    Reservation of Right to Revise Transaction  . . . .     5

                                 ARTICLE II

                             EXCHANGE OF SHARES

     2.1     Banc One to Make Shares Available . . . . . . . . .     6
     2.2     Exchange of Shares. . . . . . . . . . . . . . . . .     6

                                ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF FUSA

     3.1     Corporate Organization  . . . . . . . . . . . . . .     9
     3.2     Capitalization  . . . . . . . . . . . . . . . . . .    11
     3.3     Authority; No Violation . . . . . . . . . . . . . .    12
     3.4     Consents and Approvals  . . . . . . . . . . . . . .    13
     3.5     Reports . . . . . . . . . . . . . . . . . . . . . .    14
     3.6     Financial Statements  . . . . . . . . . . . . . . .    14
     3.7     Broker's Fees . . . . . . . . . . . . . . . . . . .    15
     3.8     Absence of Certain Changes or Events  . . . . . . .    16
     3.9     Legal Proceedings . . . . . . . . . . . . . . . . .    16
     3.10    Taxes and Tax Returns . . . . . . . . . . . . . . .    17
     3.11    Employees . . . . . . . . . . . . . . . . . . . . .    18
     3.12    SEC Reports . . . . . . . . . . . . . . . . . . . .    20
     3.13    Licenses; Compliance with Applicable Law  . . . . .    20
     3.14    Certain Contracts . . . . . . . . . . . . . . . . .    21
     3.15    Agreements with Regulatory Agencies . . . . . . . .    22
     3.16    Other Activities of FUSA and its
               Subsidiaries  . . . . . . . . . . . . . . . . . .    23
     3.17    Investment Securities . . . . . . . . . . . . . . .    23
     3.18    Interest Rate Risk Management Instruments . . . . .    23
     3.19    Undisclosed Liabilities . . . . . . . . . . . . . .    23
     3.20    Environmental Liability . . . . . . . . . . . . . .    24
     3.21    State Takeover Laws . . . . . . . . . . . . . . . .    24
     3.22    Insurance . . . . . . . . . . . . . . . . . . . . .    24
     3.23    Pooling of Interests  . . . . . . . . . . . . . . .    24

                                 ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES
                                OF Banc One

     4.1     Corporate Organization  . . . . . . . . . . . . . .    25
     4.2     Capitalization  . . . . . . . . . . . . . . . . . .    25
     4.3     Authority; No Violation . . . . . . . . . . . . . .    26
     4.4     Consents and Approvals  . . . . . . . . . . . . . .    27
     4.5     Reports . . . . . . . . . . . . . . . . . . . . . .    28
     4.6     Financial Statements  . . . . . . . . . . . . . . .    28
     4.7     Broker's Fees . . . . . . . . . . . . . . . . . . .    29
     4.8     Absence of Certain Changes or Events  . . . . . . .    30
     4.9     Legal Proceedings . . . . . . . . . . . . . . . . .    30
     4.10    Taxes and Tax Returns . . . . . . . . . . . . . . .    30
     4.11    SEC Reports . . . . . . . . . . . . . . . . . . . .    32
     4.12    Licenses; Compliance with Applicable Law  . . . . .    32
     4.13    Agreements with Regulatory Agencies . . . . . . . .    32
     4.14    Undisclosed Liabilities . . . . . . . . . . . . . .    33
     4.15    Environmental Liability . . . . . . . . . . . . . .    33
     4.16    Insurance . . . . . . . . . . . . . . . . . . . . .    33
     4.17    Pooling of Interests  . . . . . . . . . . . . . . .    33
     4.18    Employees . . . . . . . . . . . . . . . . . . . . .    34
     4.19    Certain Contracts . . . . . . . . . . . . . . . . .    35

                                 ARTICLE V

                       COVENANTS RELATING TO CONDUCT
                                OF BUSINESS

     5.1     Conduct of Businesses Prior to the
               Effective Time  . . . . . . . . . . . . . . . . .    35
     5.2     Forbearances of FUSA  . . . . . . . . . . . . . . .    35
     5.3     Forbearances of Banc One  . . . . . . . . . . . . .    39

                                 ARTICLE VI

                           ADDITIONAL AGREEMENTS

     6.1     Regulatory Matters  . . . . . . . . . . . . . . . .    40
     6.2     Access to Information . . . . . . . . . . . . . . .    41
     6.3     Stockholders' Approvals . . . . . . . . . . . . . .    42
     6.4     Legal Conditions to Merger  . . . . . . . . . . . .    42
     6.5     Affiliates; Publication of Combined
               Financial Results . . . . . . . . . . . . . . . .    43
     6.6     Stock Exchange Listing  . . . . . . . . . . . . . .    43
     6.7     Employee Benefit Plans  . . . . . . . . . . . . . .    43
     6.8     Indemnification; Directors' and Officers'
               Insurance . . . . . . . . . . . . . . . . . . . .    45
     6.9     Additional Agreements . . . . . . . . . . . . . . .    46
     6.10    Advice of Changes . . . . . . . . . . . . . . . . .    46
     6.11    Dividends . . . . . . . . . . . . . . . . . . . . .    46
     6.12    Employment Matters  . . . . . . . . . . . . . . . .    46
     6.13    Redemption of FUSA 6-1/4% of Convertible
               Preferred Stock . . . . . . . . . . . . . . . . .    47

                                ARTICLE VII

                            CONDITIONS PRECEDENT

     7.1     Conditions to Each Party's Obligation To
               Effect the Merger . . . . . . . . . . . . . . . .    47
     7.2     Conditions to Obligations of Banc One . . . . . . .    49
     7.3     Conditions to Obligations of FUSA . . . . . . . . .    49

                                ARTICLE VIII

                         TERMINATION AND AMENDMENT

     8.1     Termination . . . . . . . . . . . . . . . . . . . .    50
     8.2     Effect of Termination . . . . . . . . . . . . . . .    52
     8.3     Amendment . . . . . . . . . . . . . . . . . . . . .    52
     8.4     Extension; Waiver . . . . . . . . . . . . . . . . .    52

                                 ARTICLE IX

                             GENERAL PROVISIONS

     9.1     Closing . . . . . . . . . . . . . . . . . . . . . .    53
     9.2     Nonsurvival of Representations, Warranties
               and Agreements  . . . . . . . . . . . . . . . . .    53
     9.3     Expenses  . . . . . . . . . . . . . . . . . . . . .    53
     9.4     Notices . . . . . . . . . . . . . . . . . . . . . .    54
     9.5     Interpretation  . . . . . . . . . . . . . . . . . .    54
     9.6     Counterparts  . . . . . . . . . . . . . . . . . . .    55
     9.7     Entire Agreement  . . . . . . . . . . . . . . . . .    55
     9.8     Governing Law . . . . . . . . . . . . . . . . . . .    55
     9.9     Severability  . . . . . . . . . . . . . . . . . . .    55
     9.10    Publicity . . . . . . . . . . . . . . . . . . . . .    55
     9.11    Assignment; Third Party Beneficiaries . . . . . . .    55

     Exhibit 6.5(a)(1) - Form of Affiliate Letter Addressed
                         to FUSA*
     Exhibit 6.5(a)(2) - Form of Affiliate Letter Addressed
                         to Banc One*

* The exhibits and schedules to the Merger Agreement have not been filed herewith. First USA, Inc. agrees to furnish supplementally a copy of such exhibits and schedules to the Commission upon request.



                       AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of January 19, 1997, by and between BANC ONE CORPORATION, an Ohio corporation ("Banc One") and FIRST USA, INC., a Delaware corporation ("FUSA").

          WHEREAS, Banc One is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA");

          WHEREAS, FUSA is a registered unitary savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA");

          WHEREAS, the Boards of Directors of Banc One and FUSA have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination transaction provided for herein in which FUSA will, subject to the terms and conditions set forth herein, merge with and into Banc One (the "Merger"), so that Banc One is the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger;

          WHEREAS, as a condition to, and immediately after the execution of this Agreement, Banc One and FUSA will enter into a stock option agreement (the "FUSA Option Agreement") attached hereto as Exhibit A and a stock option agreement (the "Banc One Option Agreement") attached hereto as Exhibit B; and

          WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

          NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                ARTICLE I

                                THE MERGER

          1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Ohio General Corporation Law (the "OGCL") and the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.2), FUSA shall merge with and into Banc One. Banc One shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Ohio. Upon consummation of the Merger, the separate corporate existence of FUSA shall terminate.

          1.2 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the "Ohio Certificate of Merger") which shall be filed with the Secretary of State of the State of Ohio (the "Ohio Secretary") and the certificate of merger (the "Delaware Certificate of Merger") which shall be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary"), in each case, on the Closing Date (as defined in Section 9.1). The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Ohio Certificate of Merger and the Delaware Certificate of Merger.

          1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 1701.82 of the OGCL and Section 261 of the DGCL.

          1.4 Conversion of FUSA Common Stock; FUSA Convertible Preferred Stock. At the Effective Time, in each case, subject to Section 2.2(e), by virtue of the Merger and without any action on the part of Banc One, FUSA or the holder of any of the following securities:

          (a) Each share of the common stock, par value $.01 per share, of FUSA (the "FUSA Common Stock"; and together with the FUSA 6-1/4% Convertible Preferred Stock, as defined below, the "FUSA Capital Stock") issued and outstanding immediately prior to the Effective Time (other than shares of FUSA Capital Stock held (i) in FUSA's treasury or (ii) directly or indirectly by Banc One or FUSA or any of their respective wholly owned Subsidiaries (as defined in Section 3.1) (except for Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(e) and as set forth in the FUSA Disclosure Schedule as defined in Section 3.1(b))) shall be converted into the right to receive 1.1659 shares (the "Common Exchange Ratio") of the common stock, without par value, of Banc One (the "Banc One Common Stock"; the Banc One Common Stock, the Banc One Preferred Stock (as defined in Section 4.2) and the New Preferred Stock (as defined
     Section 1.4(b)) being referred to herein as the "Banc One Capital
     Stock").

          (b) Each share of FUSA 6-1/4% Convertible Preferred Stock (as defined in Section 3.2) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of 6-1/4% convertible preferred stock of the Surviving Corporation (the "New Preferred Stock"). The terms of the New Preferred Stock shall be substantially the same as the terms of the FUSA 6-1/4% Convertible Preferred Stock, except that it shall be convertible into Banc One Common Stock instead of FUSA Common Stock as adjusted to reflect the Common Exchange Ratio.

          (c) All of the shares of FUSA Common Stock converted into Banc One Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each a "Common Certificate") previously representing any such shares of FUSA Common Stock shall thereafter represent the right to receive (i) a certificate representing the number of whole shares of Banc One Common Stock and (ii) cash in lieu of fractional shares into which the shares of FUSA Common Stock represented by such Common Certificate have been converted pursuant to this Section 1.4 and Section 2.2(e). Common Certificates previously representing shares of FUSA Common Stock shall be exchanged for certificates representing whole shares of Banc One Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Common Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Banc One Common Stock or FUSA Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Common Exchange Ratio.

          (d) All of the shares of FUSA 6-1/4% Convertible Preferred Stock converted into New Preferred Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each a "Preferred Certificate"; and together with a Common Certificate, a "Certificate") previously representing any such shares of FUSA 6-1/4% Convertible Preferred Stock shall thereafter represent the right to receive a certificate representing the number of shares of corresponding New Preferred Stock into which the shares of FUSA 6-1/4% Convertible Preferred Stock represented by such Preferred Certificate have been converted pursuant to this Section 1.4. Preferred Certificates previously representing shares of FUSA 6-1/4% Convertible Preferred Stock shall be exchanged for certificates representing shares of corresponding New Preferred Stock issued in consideration therefor upon the surrender of such Preferred Certificates in accordance with Section 2.2 hereof.

          (e) At the Effective Time, all shares of FUSA Capital Stock that are owned by FUSA as treasury stock and all shares of FUSA Capital Stock that are owned, directly or indirectly, by Banc One or FUSA or any of their respective wholly owned Subsidiaries (other than shares of FUSA Capital Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of Banc One Capital Stock which are similarly held, whether held directly or indirectly by Banc One or FUSA, as the case may be, being referred to herein as "Trust Account Shares") and other than any shares of FUSA Capital Stock held by Banc One or FUSA or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of FUSA Capital Stock, and shares of Banc One Capital Stock which are similarly held, whether held directly or indirectly by Banc One or FUSA or any of their respective Subsidiaries, being referred to herein as "DPC Shares") and in each case, with respect to FUSA or any of its Subsidiaries, as set forth in the FUSA Disclosure Schedule) shall be cancelled and shall cease to exist and no stock of Banc One or other consideration shall be delivered in exchange therefor. All shares of Banc One Common Stock that are owned by FUSA or any of its wholly owned Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Banc One.

          1.5 Banc One Common Stock; Banc One Preferred Stock. At and after the Effective Time, each share of Banc One Common Stock and each share of Banc One Preferred Stock issued and outstanding immediately prior to the Closing Date shall remain an issued and outstanding share of common stock or preferred stock, as the case may be, of the Surviving Corporation and shall not be affected by the Merger.

          1.6 Options. (a) At the Effective Time, each option granted by FUSA to purchase shares of FUSA Common Stock which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of FUSA Common Stock and shall be converted automatically into an option to purchase shares of Banc One Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the FUSA benefit plans, including provisions regarding accelerated vesting, as identified in the FUSA Disclosure Schedule under which they were issued (collectively, the "FUSA Stock Plans") and the agreements evidencing grants thereunder)):

               (i) The number of shares of Banc One Common Stock to be subject to the new option shall be equal to the product of the number of shares of FUSA Common Stock subject to the original option and the Common Exchange Ratio, provided that any fractional shares of Banc One Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

               (ii) The exercise price per share of Banc One Common Stock under the new option shall be equal to the exercise price per share of FUSA Common Stock under the original option divided by the Common Exchange Ratio, provided that such exercise price shall be rounded down to the nearest whole cent.

          (b) The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner which is consistent with
     Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option except that all references to FUSA shall be deemed to be references to Banc One.

          1.7 Articles of Incorporation. Subject to the terms and conditions of this Agreement, at the Effective Time, the Articles of Incorporation of Banc One shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

          1.8 By-Laws. Subject to the terms and conditions of this Agreement, at the Effective Time, the By-Laws of Banc One shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

          1.9 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

          1.10 Reservation of Right to Revise Transaction. Banc One may, with FUSA's consent (which will not be unreasonably withheld), at any time change the method of effecting the acquisition of FUSA by Banc One, and, upon providing such consent, FUSA shall cooperate in such efforts, if and to the extent they deem such change to be desirable, including to provide for a merger of FUSA with and into a wholly owned subsidiary of Banc One, or to provide for mergers among certain of the Subsidiaries of Banc One and FUSA to occur substantially simultaneously with the Effective Time, provided, however, that no such change shall (a) alter or change the amount or kind of consideration to be issued to holders of FUSA Common Stock or FUSA 6-1/4% Convertible Preferred Stock as provided for in this Agreement (the "Merger Consideration"), (b) adversely affect the proposed accounting treatment for the Merger or the tax treatment to FUSA's stockholders as a result of receiving the Merger Consideration, (c) materially delay receipt of any approval referred to in Section 7.1(c) or the consummation of the transactions contemplated by this Agreement or (d) adversely affect First USA Paymentech, Inc.

                                ARTICLE II

                            EXCHANGE OF SHARES

          2.1 Banc One to Make Shares Available. At or prior to the Effective Time, Banc One shall deposit, or shall cause to be deposited, with a bank or trust company selected by Banc One and reasonably acceptable to FUSA which may be a subsidiary of Banc One (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Banc One Common Stock and New Preferred Stock and cash in lieu of any fractional shares (such cash and certificates for shares of Banc One Common Stock and New Preferred Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of FUSA Capital Stock.

          2.2 Exchange of Shares. (a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of one or more Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Banc One Common Stock, New Preferred Stock and any cash in lieu of fractional shares into which the shares of FUSA Common Stock or FUSA 6-1/4% Convertible Preferred Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of Banc One Common Stock or that number of shares of New Preferred Stock to which such holder of FUSA Common Stock or FUSA 6-1/4% Convertible Preferred Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of any cash in lieu of fractional shares of Banc One Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. Notwithstanding anything to the contrary contained herein, no certificate representing Banc One Common Stock or New Preferred or cash in lieu of a fractional share interest shall be delivered to a person who is an affiliate (as defined in Section 6.5) of FUSA unless such affiliate has theretofore executed and delivered to Banc One the agreement referred to in Section 6.5.

          (b) No dividends or other distributions declared after the Effective Time with respect to Banc One Common Stock or New Preferred Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions without any interest thereon, which theretofore had become payable with respect to shares of Banc One Common Stock or New Preferred Stock represented by such Certificate.

          (c) If any certificate representing shares of Banc One Common Stock or New Preferred Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Banc One Common Stock or New Preferred Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (d) After the Effective Time, there shall be no transfers on the stock transfer books of FUSA of the shares of FUSA Common Stock or FUSA Preferred Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Banc One Common Stock or New Preferred Stock as provided in this Article II.

          (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Banc One Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Banc One Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of FUSA. In lieu of the issuance of any such fractional share, Banc One shall pay to each former stockholder of FUSA who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the average of the closing-sale prices of Banc One Common Stock on the New York Stock Exchange, Inc. (the "NYSE") as reported by The Wall Street Journal for the five trading days ending on the second to last trading day prior to the Effective Time by (ii) the fraction of a share (rounded to the nearest thousandth of a share) of Banc One Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

          (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of FUSA for 12 months after the Effective Time shall be paid upon request by Banc One to Banc One. Any stockholders of FUSA who have not theretofore complied with this Article II shall thereafter look only to Banc One for payment of the shares of Banc One Common Stock or New Preferred Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Banc One Common Stock or New Preferred Stock deliverable in respect of each share of FUSA Common Stock or FUSA Preferred Stock, as the case may be, such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of FUSA, Banc One, the Exchange Agent or any other person shall be liable to any former holder of shares of FUSA Common Stock or FUSA Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Banc One, the posting by such person of a bond in such amount as Banc One may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Banc One Capital Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                               ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF FUSA

          FUSA hereby represents and warrants to Banc One as follows:

          3.1 Corporate Organization. (a) FUSA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. FUSA is duly registered as a unitary savings and loan holding company with the Office of Thrift Supervision ("OTS") under HOLA. FUSA has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on FUSA. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Banc One, FUSA or the Surviving Corporation, as the case may be, a material adverse effect on the business, operations, financial condition or results of operations of such party and its Subsidiaries taken as a whole. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. True and complete copies of the Certificate of Incorporation and By-Laws of FUSA, as in effect as of the date of this Agreement, have previously been made available by FUSA to Banc One.

          (b) Section 3.1(b) of the FUSA disclosure schedule delivered to Banc One concurrently herewith (the "FUSA Disclosure Schedule") sets forth a complete and correct list of all of FUSA's Subsidiaries (each a "FUSA Subsidiary" and collectively the "FUSA Subsidiaries"), all outstanding capital stock or other equity securities of each such Subsidiary, options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Subsidiary, or contracts, commitments, understandings or arrangements by which such Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip on rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other equity securities; provided, however, that with respect to First USA Paymentech, Inc., only the aggregate number of such equity securities as of December 31, 1996 is disclosed on the FUSA Disclosure Schedule; and provided, further, that FUSA may create additional Subsidiaries in the ordinary course of business consistent with past practice. All of the outstanding shares of capital stock of the FUSA Subsidiaries are validly issued, fully paid and nonassessable and, except as otherwise disclosed in Section 3.1(b) of the FUSA Disclosure Schedule, such shares are owned by FUSA or its wholly owned Subsidiaries free and clear of any material lien, claim, charge, option, encumbrance, mortgage, pledge or security interest (a "Lien") with respect thereto. Each FUSA Subsidiary (i) is duly organized and validly existing as a savings and loan, bank, corporation, industrial loan company, partnership or limited liability company under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified (except for jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on FUSA), and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. The place and type of charter and the applicable insurance fund for First USA Bank, First USA Federal Savings Bank and First USA Financial Services, Inc. are set forth in Section 3.1(b) of the FUSA Disclosure Schedule. Except for First USA Bank, First USA Federal Savings Bank and First USA Financial Services, Inc., FUSA does not own any equity interest in any entity which is an insured depository institution. Except as set forth in Section 3.1(b) of the FUSA Disclosure Schedule, neither FUSA nor any FUSA Subsidiary holds any interest in a partnership or joint venture of any kind.

          (c) The minute books of FUSA accurately reflect in all material respects all corporate actions held or taken since January 1, 1995 of its stockholders and Board of Directors (including committees of the Board of Directors of FUSA).

          3.2 Capitalization. The authorized capital stock of FUSA consists of (i) 200,000,000 shares of FUSA Common Stock, of which, as of December 31, 1996, 123,016,240 shares were issued and outstanding and no shares were held in treasury, (ii) 3,000,000 shares of non-voting common stock of FUSA none of which is issued and outstanding (the "FUSA Non-voting Common Stock") and (iii) 7,400,000 shares of Preferred Stock (the "FUSA Preferred Stock"), of which, as of December 31, 1996, 5,750,000 were designated and issued and outstanding as 6-1/4% Convertible Preferred Stock (the "FUSA 6-1/4% Convertible Preferred Stock"). All of the issued and outstanding shares of FUSA Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except for the FUSA Option Agreement and except as provided below, FUSA does not have and is not bound by any outstanding subscriptions, options, warrants, calls, stock appreciation rights, commitments or agreements of any character calling for the purchase or issuance of any shares of FUSA Capital Stock or any other equity securities of FUSA or any securities representing the right to purchase or otherwise receive any shares of FUSA Common Stock, FUSA Non-voting Common Stock or FUSA Preferred Stock. As of December 31, 1996, no shares of FUSA Common Stock, FUSA Non-voting Common Stock or FUSA Preferred Stock were reserved for issuance, except for (i) 16,749,332 shares of FUSA Common Stock reserved for issuance upon the exercise of stock options pursuant to the FUSA Stock Plans, of which Options to purchase 9,843,292 shares of FUSA Common Stock were outstanding as of December 31, 1996, (ii) 11,500,000 shares of FUSA Common Stock reserved for issuance upon conversion or redemption of FUSA 6-1/4% Convertible Preferred Stock and (iii) as set forth in
     Section 3.2 of the FUSA Disclosure Schedule. FUSA has previously provided Banc One with a list, as of the date hereof, of the option holders, the date of each option to purchase FUSA Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the applicable FUSA Stock Plan. Since December 31, 1996, FUSA has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than shares of capital stock or securities convertible into or exercisable for such shares reserved for issuance as described above. Except as set forth on Section 3.2 of the FUSA Disclosure Schedule, there are no outstanding contractual obligations of FUSA or any of its Subsidiaries to repurchase, redeem or otherwise acquire, or to register for sale, any shares of capital stock of FUSA or any of its Subsidiaries. Except as set forth on Section 3.2 of the FUSA Disclosure Schedule, there are no outstanding contractual obligations of FUSA or any of its Subsidiaries to vote or to dispose of any shares of the capital stock of any of its Subsidiaries. In no event will the aggregate number of shares of FUSA Common Stock outstanding at the Effective Time (without giving effect to any shares issuable pursuant to the FUSA Option Agreement) exceed 133,100,000 (plus up to 11,500,000 shares issuable upon conversion or redemption of the FUSA 6-1/4% Convertible Preferred Stock, plus 125,000 in aggregate shares issuable per quarter under FUSA's Employee Stock Purchase Plan and Dividend Reinvestment Plan, plus up to 60,000 shares issuable under FUSA's Amended and Restated Outside Director Stock Option Plan, in the event the Effective Time has not occurred by November 1, 1997).

          3.3 Authority; No Violation. (a) FUSA has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of FUSA. The Board of Directors of FUSA has directed that this Agreement and the transactions contemplated hereby be submitted to FUSA's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the votes of the outstanding shares of FUSA Capital Stock entitled to vote thereon, no other corporate proceedings on the part of FUSA and no other stockholder votes are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by FUSA and (assuming due authorization, execution and delivery by Banc One) constitutes a valid and binding obligation of FUSA, enforceable against FUSA in accordance with its terms.

          (b) Neither the execution and delivery of this Agreement by FUSA nor the consummation by FUSA of the transactions contemplated hereby, nor compliance by FUSA with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of FUSA or any FUSA Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FUSA or any of its Subsidiaries or any of their respective properties or assets, or violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FUSA or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which FUSA or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause
     (ii) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect on FUSA.

          3.4 Consents and Approvals. Except for (i) the filing of a notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHCA and approval of such notice and the filing of any required applications or notices with the OTS or the Federal Deposit Insurance Corporation (the "FDIC"), (ii) the filing of any required applications or notices with the Delaware State Bank Commissioner, the Utah Department of Financial Services and any other applicable state or foreign agencies and approval of such applications and notices (the "State Approvals"), (iii) the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement in definitive form relating to the meetings of Banc One's and FUSA's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Joint Proxy Statement") and the registration statement on Form S-4 (the "S-4") in which the Joint Proxy Statement will be included as a prospectus, (iv) the filing of the Delaware Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (v) the filing of the Ohio Certificate of Merger with the Ohio Secretary pursuant to the OGCL, (vi) any consent, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers and of any applicable industry self-regulatory organization ("SRO"), and the rules of the NYSE, or which are required under consumer finance, mortgage banking and other similar laws, (vii) the expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (viii) the approval of this Agreement by the requisite vote of the stockholders of Banc One and FUSA and (ix) the consents and approvals set forth in
     Section 3.4 of the FUSA Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or, of or with any third party, are necessary in connection with (A) the execution and delivery by FUSA of this Agreement and (B) the consummation by FUSA of the Merger and the other transactions contemplated hereby.

          3.5 Reports. (a) FUSA and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1994 with (i) the OTS, (ii) the FDIC, (iii) any state regulatory authority (each a "State Regulator"),
     (iv) the SEC and (v) any SRO or other governmental or regulatory agency (collectively "Regulatory Agencies"), and all other reports and statements required to be filed by them since January 1, 1994, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not have a Material Adverse Effect on FUSA. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of FUSA and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of FUSA, investigation into the business or operations of FUSA or any of its Subsidiaries since January 1, 1994, except where such proceedings or investigations would not, either individually or in the aggregate, have a Material Adverse Effect on FUSA or on the ability to consummate the transactions contemplated hereby. There is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of FUSA or any of its Subsidiaries.

          3.6 Financial Statements. FUSA has previously made available to Banc One copies of (a) the consolidated balance sheets of FUSA and its Subsidiaries as of June 30, for the fiscal years 1995 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1994 through 1996, inclusive, as reported in FUSA's Annual Report on Form 10-K for the fiscal year ended June 30, 1996 (the "FUSA June 30, 1996 Form 10-K") filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of Ernst & Young LLP, independent public accountants with respect to FUSA, and (b) the unaudited consolidated balance sheet of FUSA and its Subsidiaries as of September 30, 1995 and September 30, 1996 and the related unaudited consolidated statements of income, cash flows and changes in stockholders' equity for the three-month periods then ended as reported in FUSA's Quarterly Report on Form 10-Q for the period ended September 30, 1996 filed with the SEC under the Exchange Act (the "FUSA September 30, 1996 Form 10-Q"). The June 30, 1996 consolidated balance sheet of FUSA (including the related notes, where applicable) fairly presents the consolidated financial position of FUSA and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of FUSA and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of FUSA and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. The allowance for possible credit losses in the FUSA June 30, 1996 Form 10-K was established in accordance with the past practices and experiences of FUSA and its Subsidiaries, and the allowance for possible credit losses shown on the balance sheet of FUSA and its Subsidiaries contained in the FUSA September 30, 1996 Form 10-Q is adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding as of September 30, 1996.

          3.7 Broker's Fees. Except for Merrill Lynch & Co., neither FUSA nor any FUSA Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement or the FUSA Option Agreement.

          3.8 Absence of Certain Changes or Events. (a) Except as publicly disclosed in FUSA Reports (as defined in Section 3.12) filed prior to the date hereof, since September 30, 1996, no event has occurred which has had, individually or in the aggregate, a Material Adverse Effect on FUSA.

          (b) As of the date hereof, except (x) as publicly disclosed in FUSA Reports filed prior to the date hereof, (y) as publicly disclosed in any registration statement, prospectus, report, schedule or definitive proxy statement filed by First USA Paymentech, Inc. with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, or (z) as set forth in Section 3.8(b) of the FUSA Disclosure Schedule, since September 30, 1996, FUSA and its Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary and usual course consistent with their past practices (it being understood and agreed that the conduct by FUSA and its Subsidiaries of their respective businesses in the ordinary and usual course consistent with past practice shall include, without limitation, the creation of deposit liabilities, purchases of Federal funds, sales of certificates of deposit, entering into repurchase agreements, issuance of bank notes or deposit notes and securitization of receivables).

          (c) Since July 31, 1996, neither FUSA nor any of its Subsidiaries has (i) except for such actions as are in the ordinary course of business consistent with past practice (including job reductions in connection with acquisitions), except as required by applicable law or except as set forth in Section 3.8(c) of the FUSA Disclosure Schedule,
     (A) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of July 31, 1996, or (B) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than customary year-end bonuses for fiscal 1996, or (ii) suffered any strike, work stoppage, slowdown, or other material labor disturbance.

          3.9 Legal Proceedings. (a) As of the date hereof, except as set forth in Section 3.9(a) of the FUSA Disclosure Schedule, neither FUSA nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of FUSA's knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FUSA or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the FUSA Option Agreement as to any of which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on FUSA.

          (b) There is no injunction, order, judgment or decree imposed upon FUSA, any of its Subsidiaries or the assets of FUSA or any of its Subsidiaries which has had, or might reasonably be expected to have, a Material Adverse Effect on FUSA.

          3.10 Taxes and Tax Returns. Except as provided in Section 3.10 of the FUSA Disclosure Schedule, (a) each of FUSA and its Subsidiaries has duly filed all material federal, state, county, foreign and, to the best of FUSA's knowledge, material local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provision for (in accordance with
     GAAP) the payment of all material Taxes (as defined in Section 3.10(b)) and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, county, foreign or local taxing authorities on or prior to the date hereof (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes which (i) are not yet delinquent or (ii) are being contested in good faith and have not been finally determined. The consolidated federal income tax returns of FUSA and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") through June 30, 1994, and either no material deficiencies were asserted as a result of such examination for which FUSA does not have adequate reserves (in accordance with GAAP) or all such deficiencies were satisfied. To the best of FUSA's knowledge, there are no material disputes pending, or claims asserted in writing for, Taxes or assessments upon FUSA or any of its Subsidiaries, nor has FUSA or any of its Subsidiaries been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period. In addition, (i) proper and accurate amounts have been withheld by FUSA and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so would not have a Material Adverse Effect on FUSA, (ii) federal, state, county and local returns which are accurate and complete in all material respects have been filed by FUSA and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so would not have a Material Adverse Effect on FUSA,
     (iii) the amounts shown on such federal, state, local or county returns to be due and payable have been paid in full or adequate provision therefor (in accordance with GAAP) has been included by FUSA in its consolidated financial statements as of June 30, 1996, except where failure to do so would not have a Material Adverse Effect on FUSA and (iv) there are no Tax liens upon any property or assets of FUSA or its Subsidiaries except liens for current taxes not yet due. Neither FUSA nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by FUSA or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which has had or is reasonably likely to have a Material Adverse Effect on FUSA. Except as set forth in the financial statements described in Section 3.6, neither FUSA nor any of its Subsidiaries has entered into a transaction which is being accounted for under the installment method of Section 453 of the Code, which would be reasonably likely to have a Material Adverse Effect on FUSA.

          (b) As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, county, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

          3.11 Employees. (a) The FUSA Disclosure Schedule sets forth a true and complete list as of the date hereof of each material employee benefit plan, arrangement or agreement that is maintained as of the date of this Agreement (the "FUSA Benefit Plans") by FUSA or any of its Subsidiaries or by any trade or business, whether or not incorporated (an "FUSA ERISA Affiliate"), all of which together with FUSA would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

          (b) FUSA has heretofore delivered to Banc One true and complete copies of each of the FUSA Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such FUSA Benefit Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the IRS (if applicable) for such Plan.

          (c) (i) Each of the FUSA Benefit Plans has been operated and administered in all material respects in accordance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the FUSA Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no FUSA Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of FUSA, its Subsidiaries or any FUSA ERISA Affiliate beyond their retirement or other termination of service, other than
     (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of FUSA, its Subsidiaries or the FUSA ERISA Affiliates or (D) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by FUSA, its Subsidiaries or any FUSA ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to FUSA, its Subsidiaries or any FUSA ERISA Affiliate of incurring a material liability thereunder, (vi) no Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by FUSA or its Subsidiaries as of the Effective Time with respect to each FUSA Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) neither FUSA, its Subsidiaries nor any FUSA ERISA Affiliate has engaged in a transaction in connection with which FUSA, its Subsidiaries or any FUSA ERISA Affiliate reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of FUSA there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the FUSA Benefit Plans or any trusts related thereto.

          (d) Except as set forth in Section 3.11(d) of the FUSA Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of FUSA or any of its affiliates from FUSA or any of its affiliates under any FUSA Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any FUSA Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

          3.12 SEC Reports. FUSA has made available to Banc One an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1994 by FUSA with the SEC pursuant to the Securities Act, or the Exchange Act (the "FUSA Reports") and prior to the date hereof, (b) communication mailed by FUSA to its stockholders since January 1, 1994 and prior to the date hereof, and (c) each registration statement, prospectus, report, schedule and definitive proxy statement filed by First USA Paymentech Inc., any other Subsidiary of FUSA or any entity which has issued securities with respect to the securitization of credit card receivables generated in connection with credit cards issued by FUSA or any Subsidiary of FUSA. No such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Since January 1, 1994, FUSA and each FUSA Subsidiary has timely filed all reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all such reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

          3.13 Licenses; Compliance with Applicable Law. FUSA and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to FUSA or any of its Subsidiaries (including, without limitation, all applicable banking laws, federal and state securities laws, and laws and regulations concerning the sale of investment products and services, the sale of insurance, discrimination, truth-in-lending, usury, fair credit reporting, fair lending, consumer protection, fair employment practices and fair labor standards, including, without limitation, the Equal Credit Opportunity Act, the Americans with Disabilities Act, the Fair Housing Act and the Community Reinvestment Act (collectively, "Specified Laws")), except in each case where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on FUSA, and neither FUSA nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above. Each of First USA Bank and First USA Financial Services, Inc. are members in good standing of Visa International and Mastercard International Incorporated and are in compliance with the rules and regulations issued by each such organization.

          3.14 Certain Contracts. (a) Except as set forth in Section 3.14(a) of the FUSA Disclosure Schedule, neither FUSA nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) as of the date hereof, with respect to the employment of any directors, executive officers, key employees or material consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Banc One, FUSA, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) as of the date hereof, which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that has not been filed or incorporated by reference in the FUSA Reports, (iv) which contains any material non-compete provisions with respect to any line of business or geographic area in which business is conducted with respect to FUSA or any of its Subsidiaries or which restricts the conduct of any line of business by FUSA or any of its Subsidiaries or any geographic area in which FUSA or any of its Subsidiaries may conduct business, in each case in any material respect, (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) except as set forth in Section 3.11(d) of the FUSA Disclosure Schedule (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or
     (vii) which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. FUSA has previously made available to Banc One true and correct copies of all employment and deferred compensation agreements with executive officers, key employees or material consultants which are in writing and to which FUSA or any of its Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in Section 3.14(a) of the FUSA Disclosure Schedule, is referred to herein as an "FUSA Contract", and neither FUSA nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto (except for violations which, individually or in the aggregate, would not have a Material Adverse Effect on
     FUSA).

          (b) (i) Each FUSA Contract is valid and binding on FUSA or any of its Subsidiaries, as applicable, and in full force and effect, (ii) FUSA and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each FUSA Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on FUSA, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a breach or default on the part of FUSA or any of its Subsidiaries under any such FUSA Contract, except where such breaches or defaults, individually or in the aggregate, would not have a Material Adverse Effect on FUSA.

          3.15 Agreements with Regulatory Agencies. As of the date of this Agreement, except as set forth in Section 3.15 of the FUSA Disclosure Schedule, neither FUSA nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the FUSA Disclosure Schedule, a "FUSA Regulatory Agreement"), nor has FUSA or any of its Subsidiaries been advised since January 1, 1994 by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such FUSA Regulatory Agreement. After the date of this Agreement no matters referred to in this Section 3.15 shall have arisen except matters which, individually or in the aggregate, would not have a Material Adverse Effect on FUSA.

          3.16 Other Activities of FUSA and its Subsidiaries. Neither FUSA nor any of its Subsidiaries directly or indirectly engages in any material activity or owns any material assets prohibited to be conducted by or held by a bank holding company under the BHCA or applicable Federal Reserve Board regulations or, except as set forth in Section 3.16 of the FUSA Disclosure Schedule, possesses any special grandfather rights that will be materially adversely affected by a change of control of FUSA or any of its Subsidiaries.

          3.17 Investment Securities. Each of FUSA and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of FUSA or any of its Subsidiaries. Such securities are valued on the books of FUSA in accordance with GAAP.

          3.18 Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of FUSA or for the account of a customer of FUSA or one of its Subsidiaries, were entered into in the ordinary course of business and, to FUSA's knowledge, in accordance with prudent business practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of FUSA or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. FUSA and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to FUSA's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

          3.19 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of FUSA included in the FUSA September 30, 1996 Form 10-Q, for liabilities identified in Section 3.19 of the FUSA Disclosure Schedule and for liabilities incurred in the ordinary course of business consistent with past practice, since September 30, 1996, neither FUSA nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) except for liabilities which, individually or in the aggregate, have not had and would not have a Material Adverse Effect on FUSA.

          3.20 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on FUSA or any of its Subsidiaries, of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or threatened against FUSA or any of its Subsidiaries, which liability or obligation could reasonably be expected to have a Material Adverse effect on FUSA. To the knowledge of FUSA, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any material liability or obligation that could reasonably be expected to have a Material Adverse Effect on FUSA.

          3.21 State Takeover Laws. The Board of Directors of FUSA has approved the transactions contemplated by this Agreement and the FUSA Option Agreement such that the provisions of Section 203 of the DGCL or any other applicable state takeover laws will not apply to this Agreement or the FUSA Option Agreement or any of the transactions contemplated hereby or thereby.

          3.22 Insurance. FUSA has in effect insurance coverage with reputable insurers which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by companies comparable in size and operation to FUSA.

          3.23 Pooling of Interests. Neither FUSA nor, to FUSA's best knowledge, any of its affiliates has taken or agreed to take any action that would prevent Banc One from accounting for the transactions to be effected pursuant to this Agreement as a "pooling of interests" in accordance with GAAP and applicable SEC regulations. As of the date of this Agreement, FUSA has no reason to believe that the Merger will not qualify as a "pooling of interests" for accounting purposes.

                                     ARTICLE IV

                           REPRESENTATIONS AND WARRANTIES
                                    OF BANC ONE

          Banc One hereby represents and warrants to FUSA as follows:

          4.1 Corporate Organization. (a) Banc One is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Banc One is duly registered as a bank holding company under the BHCA. Banc One has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Banc One. True and complete copies of the Amended Articles of Incorporation and Regulations of Banc One, as in effect as of the date of this Agreement, have previously been made available by Banc One to FUSA.

          (b) Each Banc One Subsidiary (i) is duly organized and validly existing as a bank, savings and loan, corporation, partnership or limited liability company under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified (except for jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on Banc One), and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

          (c) The minute books of Banc One accurately reflect in all material respects all corporate actions held or taken since January 1, 1995 of its stockholders and Board of Directors (including committees of the Board of Directors of Banc One).

          4.2 Capitalization. The authorized capital stock of Banc One consists of 600,000,000 shares of Banc One Common Stock, of which, as of December 31, 1996, 427,263,273 were issued and outstanding, and 35,000,000 shares of Preferred Stock, no par value (the "Banc One Preferred Stock"), of which, as of December 31, 1996, (i) 4,140,314 shares were designated and issued and outstanding as Series C $3.50 Cumulative Convertible Preferred Stock ("Banc One Series C Preferred Stock"). As of December 31, 1996, 5,829,915 shares of Banc One Common Stock were held in Banc One's treasury. On December 31, 1996, no shares of Banc One Common Stock or Banc One Preferred Stock were reserved for issuance, except for (i) 8,769,826 shares of Banc One Common Stock reserved for issuance upon the exercise of stock options pursuant to the stock plans of Banc One and (ii) shares of Banc One Common Stock reserved for issuance upon conversion of Banc One Series C Preferred Stock. All of the issued and outstanding shares of Banc One Common Stock and Banc One Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except for the Banc One Series C Convertible Stock and the Banc One Stock Plans, Banc One does not have and is not bound by any outstanding subscriptions, options, warrants, calls, stock appreciation rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Banc One Common Stock or Banc One Preferred Stock or any other equity securities of Banc One or any securities representing the right to purchase or otherwise receive any shares of Banc One Common Stock or Banc One Preferred Stock. The shares of Banc One Capital Stock to be issued in the Merger will be duly authorized and validly issued, and at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights. Since December 31, 1996, through the date hereof, Banc One has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of employee stock options granted prior to such date. Except as set forth in Section 4.2 of the Banc One Disclosure Schedule, as of the date hereof, there are no outstanding contractual obligations of Banc One or any of its Subsidiaries to repurchase, redeem or otherwise acquire, or to register for sale, any shares of capital stock of Banc One or any of its Subsidiaries. Except as set forth in Section 4.2 of the Banc One Disclosure Schedule, as of the date hereof, there are no outstanding contractual obligations of Banc One or any of its Subsidiaries to vote or dispose of any shares of the capital stock of any of its Subsidiaries.

          4.3 Authority; No Violation. (a) Banc One has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Banc One. The Board of Directors of Banc One has directed that this Agreement and the transactions contemplated hereby be submitted to Banc One's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Banc One Common Stock, no other corporate proceedings on the part of Banc One and no other stockholder votes are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Banc One and (assuming due authorization, execution and delivery by FUSA) constitutes a valid and binding obligation of Banc One, enforceable against Banc One in accordance with its terms.

          (b) Neither the execution and delivery of this Agreement by Banc One, nor the consummation by Banc One of the transactions contemplated hereby, nor compliance by Banc One with any of the terms or provisions hereof, will (i) violate any provision of the Amended Articles of Incorporation or Regulations of Banc One or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Banc One or any of its Subsidiaries or any of their respective properties or assets, or violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Banc One or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Banc One or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have a Material Adverse Effect on Banc One.

          4.4 Consents and Approvals. Except for (i) the filing of a notice with the Federal Reserve Board under the BHCA and approval of such notice and the filing of any required applications or notices with the OTS or the FDIC, (ii) the State Approvals, (iii) the filing with the SEC of the Joint Proxy Statement and the S-4, (iv) the filing of the Delaware Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (v) the filing of the Ohio Certificate of Merger with the Ohio Secretary pursuant to the OGCL, (vi) any consent, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers and of any applicable SRO, and the rules of the NYSE, or which are required under consumer finance, mortgage banking and other similar laws, (vii) such filings and approvals as are required to be made and maintained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Banc One Common Stock pursuant to this Agreement, (viii) the expiration of any applicable waiting period under the HSR Act and (ix) the approval of this Agreement by the requisite vote of the stockholders of Banc One and FUSA, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (A) the execution and delivery by Banc One of this Agreement and (B) the consummation by Banc One of the Merger and the other transactions contemplated hereby.

          4.5 Reports. Banc One and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1994 with the Regulatory Agencies and the Office of the Comptroller of the Currency (the "OCC"), and all other reports and statements required to be filed by them since January 1, 1994, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any Regulatory Agency or the OCC and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not have a Material Adverse Effect on Banc One. Except for normal examinations conducted by a Regulatory Agency or the OCC in the regular course of the business of Banc One and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Banc One, investigation into the business or operations of Banc One or any of its Subsidiaries since January 1, 1994, except where such proceedings or investigations would not, either individually or in the aggregate, have a Material Adverse Effect on Banc One or its ability to consummate the transactions contemplated hereby. There is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Banc One or any of its Subsidiaries.

          4.6 Financial Statements. Banc One has previously made available to FUSA copies of (a) the consolidated balance sheets of Banc One and its Subsidiaries as of December 31, for the fiscal years 1995 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1994 through 1995, inclusive, as reported in Banc One's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Coopers & Lybrand L.L.P., independent public accountants with respect to Banc One, and (b) the unaudited consolidated balance sheet of Banc One and its Subsidiaries as of September 30, 1995 and September 30, 1996 and the related unaudited consolidated statements of income, cash flows and changes in stockholders' equity for the nine-month periods then ended as reported in Banc One's Quarterly Report on Form 10-Q for the period ended September 30, 1996 filed with the SEC under the Exchange Act (the "Banc One September 30, 1996 Form 10-Q"). The December 31, 1995 consolidated balance sheet of Banc One (including the related notes, where applicable) fairly presents the consolidated financial position of Banc One and its Subsidiaries as of the date thereof, and the other financial statements referred to in this
     Section 4.6 (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Banc One and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Banc One and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. The reserve for possible loan and lease losses shown on the September 30, 1996 consolidated balance sheet of Banc One is adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding as of September 30, 1996.

          4.7 Broker's Fees. Except for Lazard Freres & Co. LLC and UBS Securities LLC, neither Banc One nor any Banc One Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement.

          4.8 Absence of Certain Changes or Events. (a) Except as publicly disclosed in Banc One Reports (as defined in Section 4.11) filed prior to the date hereof, since September 30, 1996, no event has occurred which has had, individually or in the aggregate, a Material Adverse Effect on Banc One.

          (b) As of the date hereof, except (x) as publicly disclosed in Banc One Reports filed prior to the date hereof or (y) as set forth in
     Section 4.8(b) of the Banc One Disclosure Schedule, since September 30, 1996, Banc One and its Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary and usual course consistent with their past practices.

          4.9 Legal Proceedings. (a) Neither Banc One nor any of its Subsidiaries is a party to any and there are no pending or, to the best of Banc One's knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Banc One or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to any of which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on Banc One.

          (b) There is no injunction, order, judgment or decree (other than those that apply to similarly situated bank holding companies or banks) imposed upon Banc One, any of its Subsidiaries or the assets of Banc One or any of its Subsidiaries which has had, or might reasonably be expected to have, a Material Adverse Effect on Banc One.

          4.10 Taxes and Tax Returns. Each of Banc One and its Subsidiaries has duly filed all material federal, state, county, foreign and, to the best of Banc One's knowledge, material local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provision for (in accordance with
     GAAP) the payment of all material Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, county, foreign or local taxing authorities on or prior to the date hereof (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes which (i) are not yet delinquent or (ii) are being contested in good faith and have not been finally determined. The consolidated federal income tax returns of Banc One and its Subsidiaries have been examined by the IRS through 1992, and either no material deficiencies were asserted as a result of such examination for which Banc One does not have adequate reserves (in accordance with GAAP) or all such deficiencies were satisfied. To the best of Banc One's knowledge, there are no material disputes pending, or claims asserted in writing for, Taxes or assessments in writing upon Banc One or any of its Subsidiaries, nor has Banc One or any of its Subsidiaries been requested to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period. In addition, (i) proper and accurate amounts have been withheld by Banc One and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so would not have a Material Adverse Effect on Banc One,
     (ii) federal, state, county and local returns which are accurate and complete in all material respects have been filed by Banc One and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so would not have a Material Adverse Effect on Banc One, (iii) the amounts shown on such federal, state, local or county returns to be due and payable have been paid in full or adequate provision therefor (in accordance with GAAP) has been included by Banc One in its consolidated financial statements as of December 31, 1996, except where failure to do so would not have a Material Adverse Effect on Banc One and (iv) there are no Tax liens upon any property or assets of Banc One or its Subsidiaries except liens for current taxes not yet due. Neither Banc One nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Banc One or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case, which has had or is reasonably likely to have a Material Adverse Effect on Banc One. Except as set forth in the financial statements described in Section 4.6, neither Banc One nor any of its Subsidiaries has entered into a transaction which is being accounted for under the installment method of Section 453 of the Code, which would be reasonably likely to have a Material Adverse Effect on Banc One.

          4.11 SEC Reports. Banc One has made available to FUSA an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1994 by Banc One with the SEC pursuant to the Securities Act or the Exchange Act (the "Banc One Reports") and prior to the date hereof and (b) communication mailed by Banc One to its stockholders since January 1, 1994 and prior to the date hereof. No such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Since January 1, 1994, Banc One has timely filed all reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all such reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

          4.12 Licenses; Compliance with Applicable Law. Banc One and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Banc One or any of its Subsidiaries (including, without limitation, all Specified Laws), except in such case where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on Banc One, and neither Banc One nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above.

          4.13 Agreements with Regulatory Agencies. Neither Banc One nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, is a recipient of any supervisory letter from or has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the Banc One disclosure schedule delivered to FUSA concurrently herewith, a "Banc One Regulatory Agreement"), nor has Banc One or any of its Subsidiaries been advised since January 1, 1994, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Regulatory Agreement.

          4.14 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Banc One included in the Banc One September 30, 1996 Form 10-Q and for liabilities incurred in the ordinary course of business consistent with past practice, since September 30, 1996, neither Banc One nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) except for liabilities which, individually or in the aggregate, have not had and would not have a Material Adverse Effect on Banc One.

          4.15 Environmental Liability. Except as set forth in the Banc One Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could result in the imposition, on Banc One or any of its Subsidiaries of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or threatened against Banc One or any of its Subsidiaries, which liability or obligation could reasonably be expected to have a Material Adverse Effect on Banc One. To the knowledge of Banc One, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any material liability or obligation that could reasonably be expected to have a Material Adverse Effect on Banc One.

          4.16 Insurance. Banc One has in effect insurance coverage with reputable insurers which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by companies comparable in size and operation to Banc One.

          4.17 Pooling of Interests. Neither Banc One nor, to Banc One's best knowledge, any of its affiliates has taken or agreed to take any action that would prevent Banc One from accounting for the transactions to be effected pursuant to this Agreement as a "pooling of interests" in accordance with GAAP and applicable SEC regulations. As of the date of this Agreement, Banc One has no reason to believe that the Merger will not qualify as a "pooling of interests" for accounting purposes.

          4.18 Employees. (a) The Banc One Disclosure Schedule sets forth a true and complete list of each material employee benefit plan, arrangement or agreement that is maintained as of the date of this Agreement (the "Banc One Benefit Plans") by Banc One or any of its Subsidiaries or by any trade or business, whether or not incorporated (an "Banc One ERISA Affiliate"), all of which together with Banc One would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

          (b) (i) Each of the Banc One Benefit Plans has been operated and administered in all material respects in accordance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the Banc One Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no Banc One Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Banc One, its Subsidiaries or any Banc One ERISA Affiliate beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of Banc One, its Subsidiaries or the Banc One ERISA Affiliates or (D) benefits the full cost of which is borne by the current or former employee (or the beneficiary), (v) no material liability under Title IV of ERISA has been incurred by Banc One, its Subsidiaries or any Banc One ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Banc One, its Subsidiaries or any Banc One ERISA Affiliate of incurring a material liability thereunder, (vi) no Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), and (vii) all contributions or other amounts payable by Banc One or its Subsidiaries as of the Effective Time with respect to each Banc One Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code.

          4.19 Certain Contracts. Except as set forth in Section 4.19 of the Banc One Disclosure Schedule, neither Banc One nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) which contains any material exclusivity, non-competition or other provisions which, following the Effective Time, would prohibit or materially impact the ability of FUSA or any of its Subsidiaries to conduct its business as currently conducted.


                                     ARTICLE V

                     COVENANTS RELATING TO CONDUCT OF BUSINESS

          5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement or the FUSA Option Agreement, each of Banc One and FUSA shall, and shall cause each of their respective Subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice,
     (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and, in the case of FUSA, retain the services of its key officers and key employees and (c) take no action which would adversely affect or delay in any material respect the ability of either Banc One or FUSA to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or the FUSA Option Agreement.

          5.2 Forbearances of FUSA. During the period from the date of this Agreement to the Effective Time, except as set forth in the FUSA Disclosure Schedule and, except as expressly contemplated or permitted by this Agreement or the FUSA Option Agreement, FUSA shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Banc One (it being understood, however, that the forbearances contained in this Section 5.2 shall not restrict the board of directors or management of First USA Paymentech, Inc. in the conduct of the business and operations of such company):

               (a) other than in the ordinary course of business consistent with past practice, incur (i) any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance existing short-term indebtedness, and indebtedness of FUSA or any of its Subsidiaries to FUSA or any of its Subsidiaries, and indebtedness under existing lines of credit), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (it being understood and agreed that (x) incurrence of indebtedness in the ordinary course of business consistent with past practice shall include, without limitation, the creation of deposit liabilities, purchases of Federal funds, sales of certificates of deposit, entering into repurchase agreements and the issuance of bank notes, deposit notes or asset backed securities, and (y) the making of any loan or advance in the ordinary course of business consistent with past practice shall include, without limitation, the making of commercial and consumer loans, mortgages, home equity loans and providing credit overdrafts) or (ii) any capital expenditures, obligations or liabilities;

               (b) (i) adjust, split, combine or reclassify any capital stock; (ii) make, declare or pay any dividend (except, (A) for regular quarterly cash dividends at a rate not in excess of $.06 per share of FUSA Common Stock, (B) for regular quarterly cash dividends at a rate not in excess of $.498 per share of FUSA 6-1/4% Convertible Preferred Stock, and (C) for dividends paid in the ordinary course of business by any Subsidiaries (whether or not wholly owned) of FUSA) or make any other distribution on, or directly or indirectly redeem (except as provided in Section 6.13), purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; (iii) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; (iv) issue any additional shares of capital stock except pursuant to (A) the exercise of stock options or warrants outstanding as of the date hereof or options or restricted stock issued with Banc One's consent (which shall not be unreasonably withheld) in connection with the hiring of new employees in the ordinary course of business consistent with past practice, and, in an amount not to exceed 45,000 shares of FUSA Common Stock per quarter, pursuant to the Dividend Reinvestment Plan and, in an amount not to exceed 80,000 shares of FUSA Common Stock per quarter, pursuant to the Employee Stock Purchase Plan of FUSA,
          (B) the FUSA 6-1/4% Convertible Preferred Stock, (C) the FUSA Option Agreement or (D) up to 60,000 shares issuable pursuant to the FUSA Amended and Restated Outside Directors Plan, if the Closing occurs after November 1, 1997; or (v) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

               (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets, including, without limitation, capital stock in any Subsidiaries of FUSA, to any individual, corporation or other entity other than a direct or indirect wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement and except for sales, transfers or dispositions of receivables in connection with the securitization of such receivables;

               (d) except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary of FUSA;

               (e) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any material lease, contract or agreement, or make any change in any of its material leases, contracts or agreements, other than renewals of leases, contracts or agreements without material changes of terms (it being understood and agreed that the entering into or changing by FUSA or any of its Subsidiaries of real property leases in the ordinary course of business consistent with past practice shall include acquiring additional space by lease or, as disclosed in Section 5.2 of the FUSA Disclosure Schedule, by purchase, to meet the then current demands of FUSA or any of its Subsidiaries);

               (f) increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or, except as contemplated in Section 6.12, become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business consistent with past practice (it being understood and agreed that FUSA's and its Subsidiaries' payment of year-end compensation increases and bonuses and mid-year promotions in accordance with their policy and consistent with their past practice shall be deemed ordinary course of business consistent with past practice) or accelerate the vesting of any stock options or other stock-based compensation;

               (g) solicit, encourage or authorize any individual, corporation or other entity to solicit from any third party any inquiries or proposals relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger of it or any of its Subsidiaries with any corporation or other entity other than as provided by this Agreement (and FUSA shall promptly notify Banc One of all of the relevant details relating to all inquiries and proposal which it may receive relating to any of such matters);

               (h) settle any material claim, action or proceeding involving money damages or waive or release any material rights or claims, except in the ordinary course of business consistent with past practice;

               (i) change its methods of accounting in effect at June 30, 1996, except as required by changes in GAAP, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns of Banc One for the taxable years ending June 30, 1996 and 1995, except as required by changes in law or regulation or as set forth in Section 5.2 of the FUSA Disclosure Schedule;

               (j) take any action that would prevent or impede the Merger from qualifying (i) for "pooling of interests" accounting treatment or (ii) as a reorganization within the meaning of
          Section 368 of the Code;

               (k) adopt or implement any amendment to its certificate of incorporation or any plan of consolidation, merger or reorganization or any changes to its bylaws;

               (l) other than in prior consultation with the other party to this Agreement, materially restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

               (m) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; or

               (n) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

          5.3 Forbearances of Banc One. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated by this Agreement, Banc One shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of FUSA:

               (a) adopt or implement any amendment to its articles of incorporation (other than to increase the number of shares of capital stock authorized thereunder) or any plan of consolidation, merger or reorganization which would affect in any manner the terms and provisions of the shares of Banc One Common Stock or New Preferred Stock or the rights of the holders of such shares or reclassify any of the Banc One Common Stock;

               (b) change its methods of accounting in effect at December 31, 1995, except as required by changes in GAAP as concurred in with Coopers & Lybrand, L.L.P. its independent auditors, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns of Banc One for the taxable years ending December 31, 1995 and 1994, except as required by changes in law or regulation;

               (c) engage in any acquisition, or take any other action, that adversely affects the ability of Banc One to consummate the transactions contemplated by this Agreement;

               (d) take any action that would prevent or impede the Merger from qualifying (i) for "pooling of interests" accounting treatment or (ii) as a reorganization within the meaning of
          Section 368 of the Code; provided, however, that nothing contained herein shall limit the ability of Banc One to exercise its rights under the FUSA Option Agreement;

               (e) (i) adjust, split, combine or reclassify any capital stock; or (ii) make, declare or pay any dividend (except, (A) for regular quarterly cash dividends at a rate not in excess of $.38 per share of Banc One Common Stock, (B) for regular quarterly cash dividends at a rate not in excess of $.875 per share of Banc One Series C Preferred Stock, and (C) except for dividends paid in the ordinary course of business by any subsidiary (whether or not wholly owned) of Banc One) or make any extraordinary distribution on any shares of its capital stock;

               (f) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; or

               (g) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.3.

                                     ARTICLE VI

                               ADDITIONAL AGREEMENTS

          6.1 Regulatory Matters. (a) Banc One and FUSA shall promptly prepare and file with the SEC the Joint Proxy Statement and Banc One shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Banc One and FUSA shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Banc One and FUSA shall thereafter mail or deliver the Joint Proxy Statement to their respective stockholders. Banc One shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and FUSA shall furnish all information concerning FUSA and the holders of FUSA Capital Stock as may be reasonably requested in connection with any such action.

          (b) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Banc One and FUSA shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to FUSA or Banc One, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

          (c) Banc One and FUSA shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Banc One, FUSA or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

          (d) Banc One and FUSA shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 7.1(c)) will not be obtained or that the receipt of any such approval will be materially delayed.

          6.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Banc One and FUSA shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Banc One and FUSA shall, and shall cause their respective Subsidiaries to, make available to the other party
     (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws, savings and loan or savings association laws (other than reports or documents which Banc One or FUSA, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Banc One nor FUSA nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Banc One's or FUSA's, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (b) Each of Banc One and FUSA shall hold all information furnished by or on behalf of the other party or any of such party's Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement entered into between Banc One and FUSA (the "Confidentiality Agreement").

          (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

          6.3 Stockholders' Approvals. Each of Banc One and FUSA shall call a meeting of its stockholders to be held as soon as reasonably practicable for the purpose of voting upon the requisite stockholder approvals required in connection with this Agreement and the Merger, and each shall use its best efforts to cause such meetings to occur on the same date. The Board of Directors of each of Banc One and FUSA shall, subject to compliance with its fiduciary duties, recommend to its shareholders the approval of the Merger, this Agreement and the transactions contemplated hereby.

          6.4 Legal Conditions to Merger. Each of Banc One and FUSA shall, and shall cause its Subsidiaries to, use their best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by FUSA or Banc One or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

          6.5 Affiliates; Publication of Combined Financial Results. (a) Each of Banc One and FUSA shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling of interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, and prior to the date of the stockholders meetings called by Banc One and FUSA to approve this Agreement, a written agreement, in the form of Exhibit 6.5(a)(1) or
     (2), as applicable, hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Banc One Capital Stock or FUSA Capital Stock held by such "affiliate" and, in the case of the "affiliates" of FUSA, the shares of Banc One Capital Stock to be received by such "affiliate" in the Merger: (i) in the case of shares of Banc One Capital Stock to be received by "affiliates" of FUSA in the Merger, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder; and (ii) except to the extent and under the conditions permitted therein, during the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of Banc One and FUSA.

          (b) Banc One shall use its best efforts to publish no later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

          6.6 Stock Exchange Listing. Banc One shall use its best efforts to cause the shares of Banc One Common Stock and New Preferred Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

          6.7 Employee Benefit Plans. (a) From and after the Effective Time, unless otherwise mutually determined, the FUSA Benefit Plans and Banc One Benefit Plans in effect as of the date of this Agreement shall remain in effect with respect to employees of FUSA or Banc One (or their Subsidiaries) covered by such plans at the Effective Time until such time as the Surviving Corporation shall, subject to applicable law, the terms of this Agreement and the terms of such plans, adopt new benefit plans with respect to employees of the Surviving Corporation and its Subsidiaries (the "New Benefit Plans"). Prior to the Closing Date, FUSA and Banc One shall cooperate in reviewing, evaluating and analyzing the Banc One Benefit Plans and FUSA Benefit Plans with a view towards developing appropriate New Benefit Plans for the employees covered thereby subsequent to the Merger. Such New Benefit Plans shall (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including, without limitation, duties, geographic location, tenure, qualifications and abilities, and (ii) not discriminate between employees of the Surviving Corporation who were covered by FUSA Benefit Plans, on the one hand, and those covered by Banc One Benefit Plans, on the other, at the Effective Time. With respect to incentive compensation, Banc One agrees to provide employees of FUSA and its Subsidiaries with compensation consistent with FUSA's past practices and guided by the compensation practices of other rapidly growing financial services companies, especially monoline credit card companies.

          (b) The foregoing notwithstanding, the Surviving Corporation agrees to honor in accordance with their terms all Banc One Benefit Plans, FUSA Benefit Plans and all other employee benefit plans, contracts, arrangements, commitments, or understandings described in the Banc One Disclosure Schedule and the FUSA Disclosure Schedule.

          (c) Nothing in this Section 6.7 shall be interpreted as preventing the Surviving Corporation from amending, modifying or terminating any Banc One Benefit Plans, FUSA Benefit Plans, or other employee benefit plans, contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

          (d) FUSA and Banc One agree that the consummation of the Merger will constitute a "change in control" for purposes of each FUSA Benefit Plan with respect to which such concept is applicable.

          (e) FUSA and Banc One shall take all actions necessary, including securing the consent of optionees, to amend the terms of FUSA Stock Plans and the Banc One Stock Plans and any severance or other agreements that provide for the surrender of stock options issued thereunder in exchange for a cash payment ("LSARs") as a result of or in connection with the Merger to provide that such LSARs shall be settled in stock with a fair market value equal to the cash that would otherwise have been payable thereunder.

          6.8 Indemnification; Directors' and Officers' Insurance. (a) Banc One shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless, to the fullest extent permitted by law, the present and former officers, directors, employees and agents of FUSA or any of FUSA's Subsidiaries in their capacities as such (each an "Indemnified Party") after the Effective Time against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time. In addition, Banc One shall, and shall cause the Surviving Corporation to, advance expenses, regardless of allegations, as incurred to the fullest extent permitted by law, and Banc One's Amended Articles of Incorporation and Regulations, provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification for whatever reason.

          (b) Banc One shall use its best efforts to cause the persons serving as officers and directors of FUSA immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors' and officers' liability insurance policy maintained by FUSA (provided that Banc One may substitute therefore policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Banc One be required to expend more than 200% of the current amount expended by FUSA (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto and further provided that if Banc One is unable to maintain or obtain the insurance called for by this
     Section 6.8(b), Banc One shall use its best efforts to obtain as much comparable insurance as available for the Insurance Amount.

          (c) In the event Banc One or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Banc One assume the obligations set forth in this section.

          (d) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

          6.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of FUSA and a Subsidiary of Banc One) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Banc One.

          6.10 Advice of Changes. Banc One and FUSA shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

          6.11 Dividends. After the date of this Agreement, each of Banc One and FUSA shall coordinate with the other the declaration of any dividends in respect of Banc One Common Stock and FUSA Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Banc One Common Stock or FUSA Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Banc One Common Stock and/or FUSA Common Stock and any shares of Banc One Capital Stock any such holder receives in exchange therefor in the Merger.

          6.12 Employment Matters. (a) Prior to the Effective Time, Banc One and FUSA agree to enter into employment agreements in substantially the form set forth in Schedule 6.12 attached hereto with each of the individuals identified in Section 6.12(a) of the FUSA Disclosure Schedule (collectively, the "Employment Agreements").

          (b) At the Closing, Banc One agrees to issue options to purchase shares of Banc One Common Stock and restricted shares of Banc One Common Stock, and agrees that First USA Paymentech, Inc. may issue options and restricted stock with respect to its common stock, to each of the individuals identified in Section 6.12(b) of the FUSA Disclosure Schedule in such amounts and with such vesting schedules and other terms as set forth for each such individual in Section 6.12(b) of the FUSA Disclosure Schedule. The parties agree that such issuances shall be in addition to annual grants of stock options and restricted stock which such recipients would otherwise be entitled to receive as provided in Section 6.7.

          6.13 Redemption of FUSA 6-1/4% of Convertible Preferred Stock. FUSA shall cause all of the outstanding shares of FUSA 6-1/4% Convertible Preferred Stock to be called for redemption on and as of May 20, 1997.

                                    ARTICLE VII

                                CONDITIONS PRECEDENT

          7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (a) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the respective requisite affirmative votes of the holders of FUSA Capital Stock and Banc One Common Stock entitled to vote thereon.

               (b) Stock Exchange Listing. The shares of Banc One Common Stock and, if any, New Preferred Stock which shall be issued to the stockholders of FUSA upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

               (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

               (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

               (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other material transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, materially restricts or makes illegal consummation of the Merger.

               (f) Federal Tax Opinion. Banc One shall have received an opinion of Wachtell, Lipton, Rosen & Katz, counsel to Banc One, and FUSA shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to FUSA, in form and substance reasonably satisfactory to Banc One and FUSA, respectively, dated as of the Effective Time, in each case substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time:

                    (i) The Merger will constitute a tax free
               reorganization under Section 368(a) of the Code and Banc One and FUSA will each be a party to the reorganization;

                    (ii) No gain or loss will be recognized by Banc One or
               FUSA as a result of the Merger;

                    (iii) No gain or loss will be recognized by the
               stockholders of FUSA who exchange their FUSA Capital Stock solely for Banc One Capital Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Banc One Common Stock);

                    (iv) The tax basis of the Banc One Capital Stock
               received by stockholders of FUSA who exchange FUSA Capital Stock solely for Banc One Capital Stock in the Merger will be the same as the tax basis of the FUSA Capital Stock surrendered in exchange therefor; and

                    (v) The holding period of the Banc One Capital Stock
               received by stockholders of FUSA in the Merger will include the period during which the shares of FUSA Capital Stock surrendered in exchange therefor were held; provided, such FUSA Capital Stock was held as a capital asset by the holder of such FUSA Capital Stock at the Effective Time.

               In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Banc One, FUSA and others.

               (g) Pooling of Interests. Banc One and FUSA shall have received a letter from Coopers & Lybrand, L.L.P., to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

          7.2 Conditions to Obligations of Banc One. The obligation of Banc One to effect the Merger is also subject to the satisfaction or waiver by Banc One at or prior to the Effective Time of the following conditions:

               (a) Representations and Warranties. The representations and warranties of FUSA set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Banc One shall have received a certificate signed on behalf of FUSA by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.

               (b) Performance of Obligations of FUSA. FUSA shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Banc One shall have received a certificate signed on behalf of FUSA by its Chief Executive Officer and Chief Financial Officer to such effect.

               (c) Employment Agreements. Each of the individuals identified in Section 7.2(c) of the FUSA Disclosure Schedule shall have executed and delivered his or her Employment
          Agreement.

          7.3 Conditions to Obligations of FUSA. The obligation of FUSA to effect the Merger is also subject to the satisfaction or waiver by FUSA at or prior to the Effective Time of the following conditions:

               (a) Representations and Warranties. The representations and warranties of Banc One set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. FUSA shall have received a certificate signed on behalf of Banc One by its Chairman, President or Executive Vice President and by its Secretary or Assistant Secretary to the foregoing effect.

               (b) Performance of Obligations of Banc One. Banc One shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and FUSA shall have received a certificate signed on behalf of Banc One by its Chairman, President or an Executive Vice President and by its Secretary or Assistant Secretary to such effect.

                                    ARTICLE VIII

                             TERMINATION AND AMENDMENT

          8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Banc One or FUSA:

               (a) by mutual consent of Banc One and FUSA in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

               (b) by either the Board of Directors of Banc One or the Board of Directors of FUSA if any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable Injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

               (c) by either the Board of Directors of Banc One or the Board of Directors of FUSA if the Merger shall not have been consummated on or before December 31, 1997, unless the failure of the Closing (as defined in Section 9.1) to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

               (d) by either the Board of Directors of Banc One or the Board of Directors of FUSA (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within 45 days following written notice to the party committing such breach, or which breach, by its nature or timing, cannot be cured prior to the Closing;

               (e) by either Banc One or FUSA if any approval of the stockholders of Banc One or FUSA required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof; or

               (f) by FUSA, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the two-day period commencing at the close of business on the tenth calender day (the "Determination Date") prior to the date scheduled for the consummation of the Merger, if the Average Closing Price shall be less than $38.60; subject, however, to the following four sentences.

               If FUSA elects to exercise its termination right pursuant to this Section 8.1(f), it shall give prompt written notice to Banc One; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two-day period or during the five-day period specified below. During the five-day period commencing with its receipt of such notice, Banc One shall have the option to elect to increase the Common Exchange Ratio to equal a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the product of $38.60 and the Common Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price. If Banc One makes an election contemplated by the preceding sentence within such five-day period, it shall give prompt written notice to FUSA of such election and the revised Common Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1(f) and this Agreement shall remain in effect in accordance with its terms, except that any references in this Agreement to "Common Exchange Ratio" shall thereafter be deemed to refer to the Common Exchange Ratio as adjusted pursuant to this Section 8.1(f). If Banc One declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date hereof and the Determination Date, the prices for the Banc One Common Stock shall be appropriately adjusted for the purposes of applying this Section 8.1(f).

               For purposes of this Section 8.1(f), "Average Closing Price" means the average of the daily last sale prices of Banc One Common Stock as reported on the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the ten consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.

          8.2 Effect of Termination. In the event of termination of this Agreement by either Banc One or FUSA as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Banc One, FUSA, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b), 8.2, 9.2 and 9.3, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Banc One nor FUSA shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

          8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of FUSA; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of FUSA, there may not be, without further approval of such stockholders, any amendment of this Agreement which changes the amount or the form of the consideration to be delivered to the holders of FUSA Capital Stock hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of FUSA, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of FUSA Capital Stock hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


                                     ARTICLE IX

                                 GENERAL PROVISIONS

          9.1 Closing. Subject to the terms and conditions of this Agreement and the FUSA Option Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than three business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof, unless extended by mutual agreement of the parties (the "Closing Date").

          9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than pursuant to the FUSA Option Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

          9.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by Banc One and FUSA.

          9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              (a)  if to Banc One, to:

                   Banc One Corporation
                   100 East Broad Street
                   Columbus, Ohio  43271
                   Attn:  General Counsel

                   Fax:  (614) 248-6060

              with a copy to:

                   Wachtell, Lipton, Rosen & Katz
                   51 West 52nd Street
                   New York, New York  10019
                   Attention:  Edward D. Herlihy, Esq.

                   Fax:  (212) 403-2000

         and

              (b)  if to FUSA, to:

                   First USA, Inc.
                   1601 Elm Street
                   Dallas, Texas  75201
                   Attn:  General Counsel

                   Fax:  (214) 849-2066

              with a copy to:

                   Skadden, Arps, Slate, Meagher & Flom LLP
                   919 Third Avenue
                   New York, New York  10022
                   Attn:  Randall H. Doud, Esq.

                   Fax:  (212) 735-2000

          9.5 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No provision of this Agreement shall be construed to require FUSA, Banc One or any of their respective Subsidiaries or affiliates to take any action which would violate any applicable law, rule or regulation.

          9.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          9.7 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the FUSA Option Agreement and the Confidentiality Agreement.

          9.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

          9.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          9.10 Publicity. Except as otherwise required by applicable law or the rules of the NYSE, neither Banc One nor FUSA shall, nor shall either permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

          9.11 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8 and, with respect to the individuals listed in Section 7.2(c) of the FUSA Disclosure Schedule,
     Section 6.12(a), this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          IN WITNESS WHEREOF, Banc One and FUSA have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

     BANC ONE CORPORATION               FIRST USA, INC.

     By: /s/ JOHN B. McCOY              By: /s/ JOHN C. TOLLESON
         ---------------------              ----------------------
     Name:  John B. McCoy               Name:  John C. Tolleson
     Title: Chairman and Chief          Title: Chairman and Chief
            Executive Officer                  Executive Officer